Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

Award Number:

Award Date	Target Number of Performance-Based Units	Performance Period

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the award date specified above (the “Award Date”) granted to

(“Participant”) an award (the “Award”) to be eligible to receive a number of Performance-Based Restricted Stock units (the “Performance-Based Restricted Stock Units”), the target number of which is indicated above in the box labeled “Target Number of Performance-Based Units,” each Performance-Based Restricted Stock Unit representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (the “Plan”).

The Participant acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Committee to administer the Plan, the Company intranet web pages or otherwise, any information concerning the Company, this Award, the Plan pursuant to which the Company granted this Award, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan. This Award is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4) of the Code.

* * * * *

1. Rights of the Participant with Respect to the Performance-Based Restricted Stock Units.

(a) No Shareholder Rights. The Performance-Based Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Performance-Based Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Performance-Based Restricted Stock Units lapse, in accordance with Section 2, 3 or 4.

(b) Conversion of Performance-Based Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Performance-Based Restricted Stock Units vest, and the restrictions with respect to the Performance-Based Restricted Stock Units lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After any Performance-Based Restricted Stock Units vest pursuant to Section 2, 3 or 4, the Company shall promptly cause to be issued shares of Common Stock to Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Performance-Based Restricted Stock Units, such shares of Common Stock shall be issued promptly, and in any event, no later than March 15th of the year following the year in which the vesting event occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code), unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified compensation deferral plans.

2. Vesting. Subject to the terms and conditions of this Award, including without limitation the terms set forth in Attachment 1, the Performance-Based Restricted Stock Units shall vest and the restrictions with respect to the Performance-Based Restricted Stock Units shall lapse (i) if Participant has remained continuously employed with the Company or any Affiliate from the Award Date through and including the end of the Performance Period, and (ii) if and to the extent the Performance Vesting Criteria described in Attachment 1 have been achieved during the Performance Period. Regardless of whether Participant meets the continuous employment or service criterion described in subpart (i) of this Section 2, if and to the extent the Performance Vesting Criteria have not been achieved by the end of the Performance Period, the Participant’s rights to the Performance-Based Restricted Stock Units shall be immediately and irrevocably forfeited on that date. The Committee will determine in its sole discretion and certify in accordance with the requirements of Section 162(m) of the Code the extent, if any, to which the Performance Vesting Criteria have been met, and it will retain sole discretion to reduce the number of Performance-Based Restricted Stock Units that would otherwise vest as a result of the performance measured against the Performance Vesting Criteria. The Committee may not increase the number of Performance-Based Restricted Stock Units that may vest as a result of the performance as measured against the Performance Vesting Criteria. Any vesting that may occur pursuant to this Section 2 will be effective on the date on which the Committee has certified the extent to which the Performance Vesting Criteria in subpart (ii) of this Section 2 were satisfied.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, then the Target Number of

Performance-Based Restricted Stock Units described in this Award will become immediately and unconditionally vested, and the restrictions with respect thereto shall lapse. For purposes of this Award, a “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).

4. Termination of Employment.

(a) Termination of Employment Generally. Subject to the provisions of this Section 4, if, prior to vesting of the Performance-Based Restricted Stock Units pursuant to Section 2 or 3, Participant ceases to be an employee of the Company or any Affiliate, for any reason (voluntary or involuntary), then Participant’s rights to all of the unvested Performance-Based Restricted Stock Units shall be immediately and irrevocably forfeited on the date of termination.

(b) Death or Long-Term Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant’s employment by the Company or any Affiliate is terminated due to Participant’s failure to return to work as the result of a long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability program applicable to Participant (“Disability”), then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of Performance-Based Restricted Stock Units will vest and the restrictions with respect thereto will lapse, Participant will vest in a pro rata number of Performance-Based Restricted Stock Units, and the restrictions with respect thereto will lapse. Such pro rationing shall be based on the number of full months of the Performance Period that Participant was employed prior to the date of death or termination due to Disability.

(c) Severance. If Participant’s employment ends at a time when the Participant is not eligible for Retirement (as defined below) and in connection with that separation from employment the Company pays the Participant severance benefits pursuant to an employment agreement with Participant that is in effect on the date of this Award or pursuant to any Company severance policy, plan or program in effect on the date of this Award, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of Performance-Based Restricted Stock Units will vest and the restrictions with respect thereto will lapse, Participant will vest in a pro rata number of Performance-Based Restricted Stock Units, and the restrictions with respect thereto will lapse. Such pro rationing shall be based on the number of full months of the Performance Period that Participant was employed prior to the date of termination plus the number of full months during which the Participant is entitled to receive severance benefits under an employment agreement that is in effect on the date of this Award or pursuant to any Company severance policy, plan or program in effect on the date of this Award (provided that in no event shall such sum exceed the number of months in the Performance Period).

(d) Retirement. If the Participant’s employment ends and at the time of separation from employment the Participant is eligible for Retirement (the “Retirement Date”) and at least one year of the Performance Period of this Award is completed at or prior to the Retirement Date, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of Performance-Based Restricted Stock Units will vest and the restrictions with respect thereto will lapse, Participant will vest in the full number of Performance-Based Restricted Stock Units and the restrictions with respect thereto will lapse as if the Participant had been continuously employed throughout the entire Performance Period.

(e) For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause.

(f) For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate, and shall [not] include employment with a company acquired by UnitedHealth Group or any Affiliate before the date of such acquisition.

(g) For purposes of this Award, “Cause” shall mean Participant’s (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, or (e) material breach of any employment agreement between Participant and the Company or any Affiliate, if any. The Company will, within 90 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 90 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

5. Restriction on Transfer. Participant may not transfer the Performance-Based Restricted Stock Units except by will or by the laws of descent and distribution, or pursuant to a domestic relations order as described in the Code or Title I of the Employee Retirement Income Security Act (or the rules promulgated thereunder). Any attempt to otherwise transfer the Performance-Based Restricted Stock Units shall be void.

6. Special Restriction on Transfer for Certain Participants. If Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that shares of Common Stock are issued upon vesting of the Performance-Based Restricted Stock Units and the Company has theretofore communicated Participant’s status as a Section 16 Officer to Participant, the following special transfer restrictions apply to Participant’s Award. One-third (   1/3) of the net number of any shares of Common Stock acquired to Participant upon vesting of the Performance-Based Restricted Stock Units at a time when Participant is a Section 16 Officer (including any shares of Common Stock or other securities into which such shares may be converted or exchanged as a result of any adjustment made pursuant to this Award or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the issuance date. For purposes of this Award, the “net number of any shares of Common Stock acquired” shall mean the number of shares issued with respect to the Award after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the issuance of the shares. The restrictions of this Section 6 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.

7. Forfeiture of Performance-Based Restricted Stock Units and Shares of Common Stock. This section sets forth circumstances under which Participant shall forfeit all or a portion of the Performance-Based Restricted Stock Units, or be required to repay the Company for the value realized in respect of all or a portion of the Performance-Based Restricted Stock Units.

(a) Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 8 below, then any unvested Performance-Based Restricted Stock Units shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any Performance-Based Restricted Stock Units that did vest, whether before or after Participant’s employment terminated, the Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such Performance-Based Restricted Stock Units under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such Performance-Based Restricted Stock Units on the date the Performance-Based Restricted Stock Units became vested.

(b) Fraud. If the Committee determines that: (i) the Participant has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, (ii) the Performance Vesting Criteria were met was based, in whole or in part, on achievement of financial results that were restated in connection with the restatement of the Company’s consolidated financial statements, and (iii) the number of Performance-Based Restricted Stock Units in which Participant vested would have been less if that number had been based on the restated consolidated financial statements, then any Performance-Based Restricted Stock Units that have not yet been settled in shares of Common Stock (including any deferred compensation credits under the Company’s non-qualified compensation deferral plans in respect of Performance-Based Restricted Stock Units that have previously become vested) shall be immediately and irrevocably forfeited without any payment therefore. In addition, for any Performance-Based Restricted Stock Units that did vest, Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such Performance-Based Restricted Stock Units under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such Performance-Based Restricted Stock Units on the date the Performance-Based Restricted Stock Units became vested. For the avoidance of doubt, a Participant shall be required to repay the full amount of the aggregate Fair Market Value of any such Common Stock, and not just the amount by which the amount of the aggregate Fair Market Value of the Common Stock underlying the Performance-Based Restricted Stock Units that vested exceeded the amount of the aggregate Fair Market Value of the Common Stock underlying the number of Performance-Based Restricted Stock Units that would have vested based on the corrected and restated financial results.

(c) In General. This section does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Performance-Based Restricted Stock Units to Participant. By receiving the grant of Performance-Based Restricted Stock Units hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation/PTO pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this section and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

8. Restrictive Covenants. In consideration of the terms of this Award and the Company’s sharing of Confidential Information with the Participant, Participant agrees to the Restrictive Covenants set forth below. For purposes of the Restrictive Covenants, the “Company” means UnitedHealth Group and all of its Affiliates.

(a) Confidential Information. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information

(collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and other information which is not generally available to the public. Participant agrees not to disclose or use Confidential Information, either during or after Participant’s employment with the Company, except as necessary to perform Participant’s duties or as the Company may consent in writing.

(b) Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment for any reason whatsoever or (ii) the date on which any number of Performance-Based Restricted Stock Units vests under Sections 2, 3 or 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Solicit or conduct business with any business competitive with the Company from any person or entity: (A) who was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact regarding the Company’s activities, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom the Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity, or (B) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about whom the Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;

(ii)	Raid, hire, employ, recruit or solicit any Company employee or consultant who possesses Confidential Information of the Company to leave the Company;

(iii)	Induce or influence any Company employee, consultant, or provider who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or

(iv)	Assist anyone in any of the activities listed above.

(c) Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment for any reason whatsoever or (ii) the date on which any number of Performance-Based Restricted Stock Units vest under Sections 2, 3 or 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Engage in or participate in any activity that competes, directly or indirectly, with any Company activity, product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s last 36 months of employment with the Company; or

(ii)	Assist anyone in any of the activities listed above.

Notwithstanding the foregoing, this Section 8(c) will apply to the extent permissible under the ABA Model Rules of Professional Conduct’s provisions regarding restrictions on the right to practice law or any applicable state counterpart.

(d) Because the Company’s business competes on a nationwide basis, the Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.

(e) To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.

By accepting this Performance-Based Restricted Stock Units Award, Participant agrees that the provisions of this Restrictive Covenants section are reasonable and necessary to protect the legitimate interests of the Company.

9. Adjustments to Performance-Based Restricted Stock Units. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Performance-Based Restricted Stock Units), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the Performance-Based Restricted Stock Units.

10. Tax Matters.

(a) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) On any pertinent vesting date described in this Award, Participant will be deemed to have elected to satisfy Participant’s minimum required federal, state, and local payroll, withholding, income or other tax withholding obligations arising from the receipt of shares or the lapse of restrictions relating to the Performance-based Restricted Stock Units, by having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations).

11. Miscellaneous.

(a) This Award does not confer on Participant any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Participant at any time. Participant’s employment with the Company is at will.

(b) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) The Company shall not be required to deliver any shares of Common Stock upon the vesting of any Performance-Based Restricted Stock Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).

(d) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) If a court or arbitrator decides that any provision of this Award certificate is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award certificate should be unaffected.

(f) Participant agrees that (i) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 8 will be inadequate, (ii) the Company will suffer immediate and irreparable harm from any such breach, and (iii) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.

(g) The Restrictive Covenants in Section 8 and the provisions regarding the forfeiture of Performance-Based Restricted Stock Units and shares of Common Stock shall survive termination of the Performance-Based Restricted Stock Units.

(h) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of law principles).

(i) It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant.

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